Exhibit 99.1

FOR IMMEDIATE RELEASE

Kohl’s Corporation Holds Annual Shareholders Meeting

Company announces preliminary results of four initiatives up for shareholder vote

MENOMONEE FALLS, Wis., May 16, 2018 – Kohl’s Corporation (NYSE:KSS) today held its annual shareholders meeting. Following are the preliminary results for the four proposals voted upon by shareholders:

1.

Kohl’s shareholders elected Michelle Gass and re-elected Peter Boneparth, Steven A. Burd, H. Charles Floyd, Jonas Prising, John E. Schlifske, Adrianne Shapira, Frank V. Sica, Stephanie A. Streeter, Nina G. Vaca and Stephen E. Watson to the board of directors for one-year terms, with an average vote of more than 98 percent of the votes cast.

2.

A proposal to ratify the appointment of Ernst & Young LLP as Kohl’s independent registered public accounting firm received approximately 96 percent of the votes cast.

3.

An advisory vote to approve the compensation of Kohl’s named executive officers received approximately 88 percent of the votes cast.

4.

A shareholder proposal on shareholders’ right to act by written consent received less than 12 percent of the votes cast.

Kohl’s 10-K, proxy and information about the company’s 2017 financial performance are available at Corporate.Kohls.com.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer with more than 1,100 stores in 49 states.  With a commitment to inspiring and empowering families to lead fulfilled lives, Kohl’s offers amazing national and exclusive brands, incredible savings and an easy shopping experience in our stores, online at Kohls.com and on Kohl’s mobile app.  Throughout its history, Kohl’s has given nearly $600 million to support communities nationwide.  For a list of store locations or to shop online, visit Kohls.com.  For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com or follow @KohlsNews on Twitter.

Contacts:

Investor Relations: Jill Timm, (262) 703-2203, Jill.Timm@Kohls.com

Media Relations: Jen Johnson, (262) 703-5241, Jen.Johnson@Kohls.com

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